Exhibit 99.01

Valero Energy Partners LP Reports Solid Fourth Quarter 2015 and Full Year Results

•	Reported fourth quarter 2015 EBITDA of $57 million and distributable cash flow of $53 million

•	Delivered annual distribution growth of 27 percent in 2015

•	Reported 2.33x coverage ratio for the fourth quarter of 2015

•	Targeting 25 percent annual distribution growth through 2017

•	Expanded revolving credit facility to $750 million

SAN ANTONIO, February 4, 2016 – Valero Energy Partners LP (NYSE: VLP, the “Partnership”) today reported fourth quarter 2015 net income attributable to partners of $45 million, or $0.69 per common limited partner unit. The Partnership generated earnings before interest, income taxes, depreciation, and amortization (“EBITDA”) of $57 million and distributable cash flow of $53 million. VLP’s coverage ratio for the fourth quarter was 2.33x.

For the year ended December 31, 2015, net income attributable to partners was $132 million, or $2.12 per common limited partner unit. EBITDA was $171 million and distributable cash flow was $162 million.

“With solid operations, a strong balance sheet, and a healthy coverage ratio, VLP is well positioned to achieve our distribution growth target,” said Joe Gorder, Chairman and Chief Executive Officer of VLP’s general partner.

The Partnership expects to grow distributions at an annual rate of 25 percent through 2017.

On January 25, the board of directors of VLP’s general partner declared a fourth quarter 2015 cash distribution of $0.32 per unit. This distribution represents a 4 percent increase from the third quarter of 2015 and results in a 27 percent annual increase.

Financial Results
Revenues were $79 million for the fourth quarter of 2015 and $244 million for 2015. Operating expenses in the fourth quarter of 2015 were $19 million, general and administrative expenses were $3 million, and depreciation expense was $9 million. For 2015, operating expenses were $84 million, general and administrative expenses were $14 million, and depreciation expense was $38 million. Revenues for the Partnership were higher in 2015 compared to 2014 primarily due to the acquisition of the Houston, St. Charles, and Corpus Christi terminals in 2015.

Liquidity and Financial Position
In November, VLP expanded its revolving credit facility from $300 million to $750 million and completed its first equity offering subsequent to its initial public offering, issuing 4.25 million common units. The offering generated gross proceeds of $197 million, of which $185 million was used to pay down a subordinated loan with Valero Energy Corporation (NYSE: VLO). As of

December 31, 2015, the Partnership had $656 million of total liquidity consisting of $81 million in cash and cash equivalents and $575 million available on its revolving credit facility. Capital expenditures attributable to the Partnership in the fourth quarter of 2015 were $5 million, including $3 million for expansion and $2 million for maintenance. For 2015, capital expenditures attributable to the Partnership were $8 million, including $4 million for expansion and $4 million for maintenance.

The Partnership expects 2016 capital expenditures to be approximately $16 million, which includes $11 million for maintenance and $5 million for expansion.

Conference Call
The Partnership’s senior management will host a conference call at 3 p.m. ET today to discuss this earnings release. A live broadcast of the conference call will be available on the Partnership’s website at www.valeroenergypartners.com.

About Valero Energy Partners LP
Valero Energy Partners LP is a fee-based master limited partnership formed by Valero Energy Corporation to own, operate, develop and acquire crude oil and refined products pipelines, terminals, and other transportation and logistics assets. With headquarters in San Antonio, the Partnership’s assets include crude oil and refined petroleum products pipeline and terminal systems in the Gulf Coast and Mid-Continent regions of the United States that are integral to the operations of nine of Valero’s refineries. Please visit www.valeroenergypartners.com for more information.

Contacts
Investors:
John Locke, Vice President – Investor Relations, 210-345-3077
Karen Ngo, Manager – Investor Relations, 210-345-4574

Media:
Lillian Riojas, Director – Media Relations and Communications, 210-345-5002

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Safe-Harbor Statement
This release contains forward-looking statements within the meaning of federal securities laws. These statements discuss future expectations, contain projections of results of operations or of financial condition or state other forward-looking information. You can identify forward-looking statements by words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “project,” “could,” “may,” “should,” “would,” “will” or other similar expressions that convey the uncertainty of future events or outcomes. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond the Partnership’s control and are difficult to predict. These statements are often based upon various assumptions, many of which are based, in turn, upon further assumptions, including examination of historical operating trends made by the management of the Partnership. Although the Partnership believes that these assumptions were reasonable when made, because assumptions are inherently subject to significant uncertainties and contingencies, which are difficult or impossible to predict and are beyond its control, the Partnership cannot give assurance that it will achieve or accomplish these expectations, beliefs or intentions.  When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements contained in the Partnership’s filings with the SEC, including the Partnership’s annual reports on Form 10-K and quarterly reports on Form 10-Q available on the Partnership’s website at www.valeroenergypartners.com. These risks could cause the Partnership’s actual results to differ materially from those contained in any forward-looking statement.

Use of Non-GAAP Financial Information
This earnings release includes the terms “EBITDA,” “distributable cash flow,” and “coverage ratio.” These terms are supplemental financial measures that are not defined under United States generally accepted accounting principles (GAAP). We reconcile these non-GAAP measures to the most directly comparable GAAP measures in the tables that accompany this release. In note (k) to the tables that accompany this release, we disclose the reasons why we believe our use of the non-GAAP financial measures in this release provides useful information.

VALERO ENERGY PARTNERS LP
EARNINGS RELEASE
(In Thousands, Except per Unit Amounts, per Barrel Amounts, and Ratios)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Statement of income data (a):
Operating revenues – related party (b)	$79,456	$34,182	$243,624	$129,180
Costs and expenses:
Operating expenses (c)	19,312	25,285	83,681	88,200
General and administrative expenses (d)	3,322	3,089	13,758	12,921
Depreciation expense (e)	9,151	8,583	38,203	30,098
Total costs and expenses	31,785	36,957	135,642	131,219
Operating income (loss)	47,671	(2,775)	107,982	(2,039)
Other income, net (f)	57	189	223	1,504
Interest and debt expense, net of capitalized interest (g)	(2,748)	(209)	(6,113)	(872)
Income (loss) before income taxes	44,980	(2,795)	102,092	(1,407)
Income tax expense (h)	313	112	251	548
Net income (loss)	44,667	(2,907)	101,841	(1,955)
Less: Net loss attributable to Predecessor	—	(21,963)	(30,037)	(61,236)
Net income attributable to partners	44,667	19,056	131,878	59,281
Less: General partner’s interest in net income	2,248	574	6,069	1,379
Limited partners’ interest in net income	$42,419	$18,482	$125,809	$57,902

Net income per limited partner unit (basic and diluted):
Common units	$0.69	$0.32	$2.12	$1.01
Subordinated units	$0.66	$0.32	$2.07	$1.01

Weighted-average limited partner units outstanding:
Common units – public (basic)	19,005	17,250	17,692	17,250
Common units – public (diluted)	19,005	17,251	17,692	17,251
Common units – Valero (basic and diluted)	15,019	11,540	13,530	11,540
Subordinated units – Valero (basic and diluted)	28,790	28,790	28,790	28,790

See Notes to Earnings Release on Table Page 6.

Table Page 1

VALERO ENERGY PARTNERS LP
EARNINGS RELEASE
(In Thousands, Except per Unit Amounts, per Barrel Amounts, and Ratios)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Operating highlights (a):
Pipeline transportation:
Pipeline transportation revenues (b)	$20,271	$20,895	$81,435	$72,737
Pipeline transportation throughput (BPD) (i)	906,870	993,861	949,884	908,095
Average pipeline transportation revenue per barrel (j)	$0.24	$0.23	$0.23	$0.22
Terminaling:
Terminaling revenues (b)	$59,050	$13,152	$161,649	$55,495
Terminaling throughput (BPD)	1,827,623	500,612	1,340,407	545,135
Average terminaling revenue per barrel (j)	$0.35	$0.29	$0.33	$0.28
Storage revenues	$135	$135	$540	$948
Total operating revenues – related party	$79,456	$34,182	$243,624	$129,180
Capital expenditures (a):
Maintenance	$1,621	$9,981	$9,490	$28,315
Expansion	3,303	17,906	21,479	75,637
Total capital expenditures	4,924	27,887	30,969	103,952
Less: Capital expenditures attributable to Predecessor	—	23,942	22,492	93,758
Capital expenditures attributable to Partnership	$4,924	$3,945	$8,477	$10,194
Other financial information:
Distribution declared per unit	$0.3200	$0.2660	$1.1975	$0.9410
EBITDA attributable to Partnership (k)	$56,879	$23,741	$171,006	$75,368
Distributable cash flow (k)	$52,861	$22,606	$162,244	$72,952
Distribution declared:
Limited partner units – public	$6,883	$4,591	$22,028	$16,238
Limited partner units – Valero	14,019	10,727	51,566	37,950
General partner units – Valero	1,809	511	5,003	1,304
Total distribution declared	$22,711	$15,829	$78,597	$55,492
Coverage ratio (k)	2.33x	1.43x	2.06x	1.31x

			December 31,
			2015	2014
Balance sheet data (a):
Cash and cash equivalents			$80,783	$236,579
Total assets			850,107	975,953
Current portion of debt and capital lease obligations			913	1,200
Debt and capital lease obligations, less current portion			545,246	1,519
Total debt and capital lease obligations			546,159	2,719
Partners’ capital			290,153	965,099
Working capital			86,231	238,365
See Notes to Earnings Release on Table Page 6.

Table Page 2

VALERO ENERGY PARTNERS LP
EARNINGS RELEASE
(In Thousands, Except per Unit Amounts, per Barrel Amounts, and Ratios)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Reconciliation of net income (loss) to EBITDA and distributable cash flow (a)(k):
Net income (loss)	$44,667	$(2,907)	$101,841	$(1,955)
Plus:
Depreciation expense	9,151	8,583	38,203	30,098
Interest and debt expense, net of capitalized interest	2,748	209	6,113	872
Income tax expense	313	112	251	548
EBITDA	56,879	5,997	146,408	29,563
Less: EBITDA attributable to Predecessor	—	(17,744)	(24,598)	(45,805)
EBITDA attributable to Partnership	56,879	23,741	171,006	75,368
Plus:
Adjustments related to minimum throughput commitments	18	(164)	22	108
Projects prefunded by Valero	—	865	589	2,911
Other	—	—	384	—
Less:
Cash interest paid	2,415	213	5,367	899
Income taxes paid	—	—	441	9
Maintenance capital expenditures	1,621	1,623	3,949	4,527
Distributable cash flow	$52,861	$22,606	$162,244	$72,952
Reconciliation of net cash provided by operating activities to EBITDA and distributable cash flow (a)(k):
Net cash provided by operating activities	$47,584	$6,303	$129,108	$26,834
Plus:
Changes in current assets and current liabilities	4,330	(617)	8,973	1,318
Changes in deferred charges and credits and other operating activities, net	2,076	(10)	1,735	34
Interest and debt expense, net of capitalized interest	2,748	209	6,113	872
Current income tax expense	141	112	479	505
EBITDA	56,879	5,997	146,408	29,563
Less: EBITDA attributable to Predecessor	—	(17,744)	(24,598)	(45,805)
EBITDA attributable to Partnership	56,879	23,741	171,006	75,368
Plus:
Adjustments related to minimum throughput commitments	18	(164)	22	108
Projects prefunded by Valero	—	865	589	2,911
Other	—	—	384	—
Less:
Cash interest paid	2,415	213	5,367	899
Income taxes paid	—	—	441	9
Maintenance capital expenditures	1,621	1,623	3,949	4,527
Distributable cash flow	$52,861	$22,606	$162,244	$72,952

See Notes to Earnings Release on Table Page 6.

Table Page 3

VALERO ENERGY PARTNERS LP
EARNINGS RELEASE
(In Thousands, Except per Unit Amounts, per Barrel Amounts, and Ratios)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Comparison of ratio of net income attributable to partners divided by total distribution declared to coverage ratio (k):
Net income attributable to partners	$44,667	$19,056	$131,878	$59,281
Total distribution declared	$22,711	$15,829	$78,597	$55,492
Ratio of net income attributable to partners divided by total distribution declared	1.97x	1.20x	1.68x	1.07x
Coverage ratio: Distributable cash flow divided by total distribution declared	2.33x	1.43x	2.06x	1.31x

The following tables present our consolidated statements of income for the three months and year ended December 31, 2014. To the extent necessary, financial results have been adjusted for the acquisitions of the Houston and St. Charles Terminal Services Business and the Corpus Christi Terminal Services Business for the periods prior to March 1, 2015 and October 1, 2015, respectively. See Note (a) of Notes to Earnings Release for a discussion of the basis of this presentation.

	Three Months Ended December 31, 2014
	Valero Energy Partners LP (Previously Reported)	Houston and St. Charles Terminal Services Business (September 1, 2014 to December 31, 2014)	Corpus Christi Terminal Services Business (September 1, 2014 to December 31, 2014)	Valero Energy Partners LP (Currently Reported)
Operating revenues – related party (b)	$34,182	$—	$—	$34,182
Costs and expenses:
Operating expenses	7,692	12,753	4,840	25,285
General and administrative expenses	2,938	68	83	3,089
Depreciation expense	4,364	3,363	856	8,583
Total costs and expenses	14,994	16,184	5,779	36,957
Operating income (loss)	19,188	(16,184)	(5,779)	(2,775)
Other income, net	189	—	—	189
Interest and debt expense, net of capitalized interest	(209)	—	—	(209)
Income (loss) before income taxes	19,168	(16,184)	(5,779)	(2,795)
Income tax expense	112	—	—	112
Net income (loss)	19,056	(16,184)	(5,779)	(2,907)
Less: Net loss attributable to Predecessor	—	(16,184)	(5,779)	(21,963)
Net income attributable to partners	$19,056	$—	$—	$19,056

See Notes to Earnings Release on Table Page 6.

Table Page 4

VALERO ENERGY PARTNERS LP
EARNINGS RELEASE
(In Thousands, Except per Unit Amounts, per Barrel Amounts, and Ratios)
(Unaudited)

	Year Ended December 31, 2014
	Valero Energy Partners LP (Previously Reported)	Corpus Christi Terminal Services Business (January 1, 2014 to December 31, 2014)	Valero Energy Partners LP (Currently Reported)
Operating revenues – related party (b)	$129,180	$—	$129,180
Costs and expenses:
Operating expenses	70,507	17,693	88,200
General and administrative expenses	12,597	324	12,921
Depreciation expense	26,953	3,145	30,098
Total costs and expenses	110,057	21,162	131,219
Operating income (loss)	19,123	(21,162)	(2,039)
Other income, net	1,504	—	1,504
Interest and debt expense, net of capitalized interest	(872)	—	(872)
Income (loss) before income taxes	19,755	(21,162)	(1,407)
Income tax expense	548	—	548
Net income (loss)	19,207	(21,162)	(1,955)
Less: Net loss attributable to Predecessor	(40,074)	(21,162)	(61,236)
Net income attributable to partners	$59,281	$—	$59,281

The following table presents our balance sheet data as of December 31, 2014, giving effect to the acquisition of the Corpus Christi Terminal Services Business. See Note (a) of Notes to Earnings Release for a discussion of the basis of this presentation.

	December 31, 2014
	Valero Energy Partners LP (Previously Reported)	Corpus Christi Terminal Services Business	Valero Energy Partners LP (Currently Reported)
Cash and cash equivalents	$236,579	$—	$236,579
Total assets	891,764	84,189	975,953
Current portion of debt and capital lease obligations	1,200	—	1,200
Debt and capital lease obligations, less current portion	1,519	—	1,519
Total debt and capital lease obligations	2,719	—	2,719
Partners’ capital	880,910	84,189	965,099
Working capital	238,365	—	238,365

See Notes to Earnings Release on Table Page 6.

Table Page 5

VALERO ENERGY PARTNERS LP
NOTES TO EARNINGS RELEASE

(a)
References to “Partnership,” “we,” “us,” or “our” refer to Valero Energy Partners LP, one or more of its subsidiaries, or all of them taken as a whole. For businesses that we acquired from Valero, those terms refer to Valero Energy Partners LP Predecessor, our Predecessor for accounting purposes. References in these notes to “Valero” may refer to Valero Energy Corporation, one or more of its subsidiaries, or all of them taken as a whole, other than Valero Energy Partners LP, any of its subsidiaries, or its general partner.

Effective October 1, 2015, we acquired the Corpus Christi Terminal Services Business from Valero for total consideration of $465.0 million consisting of (i) cash of $395.0 million and (ii) the issuance of 1,570,513 common units representing limited partner interests in us and 32,051 general partner units representing general partner interests in us having an aggregate value, collectively, of $70.0 million. We funded the cash distribution to Valero with proceeds from a subordinated credit agreement with Valero, and began receiving fees for services provided by this business commencing on October 1, 2015.

Effective March 1, 2015, we acquired the Houston and St. Charles Terminal Services Business from Valero for total consideration of $671.2 million consisting of (i) cash of $571.2 million and (ii) the issuance of 1,908,100 common units representing limited partner interests in us and 38,941 general partner units representing general partner interests in us having an aggregate value, collectively, of $100.0 million. We funded the cash distribution to Valero with $211.2 million of our cash on hand, $200.0 million of borrowings under our revolving credit facility, and $160.0 million of proceeds from a subordinated credit agreement with Valero, and began receiving fees for services provided by this business commencing on March 1, 2015.

Effective July 1, 2014, we acquired the Texas Crude Systems Business from Valero for total cash consideration of $154.0 million, and began receiving fees for services provided by this business commencing on July 1, 2014.

The above-mentioned acquisitions were each accounted for as transfers of a business between entities under the common control of Valero. Accordingly, the statement of income data and operating highlights and capital expenditures data have been retrospectively adjusted to include the historical results of operations of the acquired businesses for periods prior to their dates of acquisition.

(b)
Operating revenues include amounts attributable to our Predecessor. Prior to being acquired by us, the Texas Crude Systems Business generated revenues by providing fee-based transportation and terminaling services to Valero, but the Houston and St. Charles Terminal Services Business and the Corpus Christi Terminal Services Business did not charge Valero for services provided and did not generate revenues. Effective with the date of each acquisition, we entered into additional schedules to our commercial agreements with Valero with respect to the services we provide to Valero using the assets of the acquired businesses. This resulted in changes to pipeline and terminaling throughput fees previously charged to Valero for services provided by certain assets and new charges for terminaling services provided by other assets.

(c)
The decrease in operating expenses for the three months ended December 31, 2015 compared to the three months ended December 31, 2014 was due primarily to lower maintenance expense of $5.1 million at the St. Charles and Corpus Christi terminals. Additionally, waste handling costs at the St. Charles terminal decreased $1.6 million during the three months ended December 31, 2015. The decrease in these expenses was partially offset by an increase in insurance expense of $1.0 million as a result of the acquired assets being covered under our own insurance policies. Prior to the acquisitions, our Predecessor was allocated a portion of Valero’s insurance costs.

The decrease in operating expenses for the year ended December 31, 2015 compared to the year ended December 31, 2014 was due primarily to lower maintenance expense of $8.8 million at the St. Charles and Houston terminals and the Lucas crude system. The decrease in maintenance expense was partially offset by an increase in insurance expense of $2.7 million as a result of the acquired assets being covered under our own insurance policies. Prior to the acquisitions, our Predecessor was allocated a portion of Valero’s insurance costs. Additionally, salaries, wages, benefits, and incentive compensation for seconded employees increased $941,000 during the year ended December 31, 2015 due to the annual merit increase.

Table Page 6

VALERO ENERGY PARTNERS LP
NOTES TO EARNINGS RELEASE

(d)
The increase in general and administrative expenses for the three months ended December 31, 2015 compared to the three months ended December 31, 2014 was due primarily to incremental costs of $333,000 related to the management fee charged to us by Valero as a result of additional administrative services provided to us in connection with our acquisitions of the Houston and St. Charles Terminal Services Business and the Corpus Christi Terminal Services Business, partially offset by a decrease of $116,000 in costs related to being a separate publicly traded limited partnership.

The increase in general and administrative expenses for the year ended December 31, 2015 compared to the year ended December 31, 2014 was due primarily to incremental costs of $620,000 related to the management fee charged to us by Valero as a result of additional administrative services provided to us in connection with our acquisitions of the Houston and St. Charles Terminal Services Business and the Corpus Christi Terminal Services Business, and higher transaction costs of $527,000 associated with the acquisition of businesses from Valero. In 2015, we incurred transaction costs of $546,000 in connection with the March 1, 2015 acquisition of the Houston and St. Charles Terminal Services Business and $438,000 in connection with the October 1, 2015 acquisition of the Corpus Christi Terminal Services Business. In 2014, we incurred $457,000 in connection with the July 1, 2014 acquisition of the Texas Crude Systems Business. These increases were offset by a decrease of $313,000 in costs related to being a separate publicly traded limited partnership.

(e)
The increase in depreciation expense for the three months ended December 31, 2015 compared to the three months ended December 31, 2014 was due primarily to additional depreciation expense associated with assets placed into service in 2015, including the expansion of our Houston and Corpus Christi terminals.

The increase in depreciation expense for the year ended December 31, 2015 compared to the year ended December 31, 2014 was due primarily to the $2.8 million in accelerated depreciation related to the retirement of certain assets in the McKee Crude System, as well as additional depreciation expense associated with assets placed into service in the latter part of 2014 and beginning of 2015, including the expansion of our Houston, St. Charles, and Corpus Christi terminals.

(f)
The decrease in “other income, net” for the three months and year ended December 31, 2015 compared to the three months and year ended December 31, 2014 was due primarily to a decrease in interest income (net of bank fees) of $106,000 and $651,000, respectively, attributable to a reduced cash balance during the three months and year ended December 31, 2015. In addition, scrap metal sales decreased $436,000 and right-of-way fees decreased $141,000 during the year ended December 31, 2015 compared to the year ended December 31, 2014.

(g)
The increase in “interest and debt expense, net of capitalized interest” for the three months and year ended December 31, 2015 compared to the three months and year ended December 31, 2014 was due primarily to interest expense incurred on borrowings under our revolving credit facility and under the subordinated credit agreements with Valero as discussed in Note (a). Interest expense on this indebtedness was $2.5 million and $5.5 million for the three months and year ended December 31, 2015, respectively.

(h)
Our income tax expense is associated with the Texas margin tax. The decrease in income tax expense for the year ended December 31, 2015 compared to the year ended December 31, 2014 was due primarily to a decrease in our deferred income tax liabilities resulting from a reduction in the relative amount of revenue we generate in Texas compared to our total revenue. This reduction was a result of the acquisition of the Houston and St. Charles Terminal Services Business (which includes operations in Louisiana). In addition, in June 2015, the Texas margin tax rate was reduced from 1 percent to 0.75 percent.

The variation in the customary relationship between income tax expense and income before income taxes for the year ended December 31, 2014 was due to the impact of retrospectively adjusting our results of operations to include the $61 million net loss attributable to the acquired businesses for periods prior to their dates of acquisition.

(i)	Represents the sum of volumes transported through each separately tariffed pipeline segment.

Table Page 7

VALERO ENERGY PARTNERS LP
NOTES TO EARNINGS RELEASE

(j)
Management uses average revenue per barrel to evaluate performance and compare profitability to other companies in the industry. There are a variety of ways to calculate average revenue per barrel; different companies may calculate it in different ways. We calculate average revenue per barrel as revenue divided by throughput for the period. Throughput can be derived by multiplying the throughput barrels per day (BPD) by the number of days in the period. Investors and analysts use this financial measure to help analyze and compare companies in the industry on the basis of operating performance. This financial measure should not be considered as an alternative to revenues presented in accordance with U.S. generally accepted accounting principles (GAAP).

(k)
We define EBITDA as net income before income tax expense, interest expense, and depreciation expense. We define distributable cash flow as EBITDA less cash payments during the period for interest, income taxes, and maintenance capital expenditures, plus adjustments related to minimum throughput commitments, capital projects prefunded by Valero, and certain other items. We define coverage ratio as the ratio of distributable cash flow to the total distribution declared.

EBITDA, distributable cash flow, and coverage ratio are supplemental financial measures that are not defined under GAAP. They may be used by management and external users of our financial statements, such as industry analysts, investors, lenders, and rating agencies, to:

•	describe our expectation of forecasted earnings;

•
assess our operating performance as compared to other publicly traded limited partnerships in the transportation and logistics industry, without regard to historical cost basis or, in the case of EBITDA, financing methods;

•	assess the ability of our business to generate sufficient cash to support our decision to make distributions to our unitholders;

•	assess our ability to incur and service debt and fund capital expenditures; and

•	assess the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

We believe that the presentation of EBITDA provides useful information to investors in assessing our financial condition and results of operations. The GAAP measures most directly comparable to EBITDA are net income and net cash provided by operating activities. EBITDA should not be considered an alternative to net income or net cash provided by operating activities presented in accordance with GAAP. EBITDA has important limitations as an analytical tool because it excludes some, but not all, items that affect net income or net cash provided by operating activities. EBITDA should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Additionally, because EBITDA may be defined differently by other companies in our industry, our definition of EBITDA may not be comparable to similarly titled measures of other companies, thereby diminishing its utility.

We use distributable cash flow to measure whether we have generated from our operations, or “earned,” an amount of cash sufficient to support the payment of the minimum quarterly distributions. Our partnership agreement contains the concept of “operating surplus” to determine whether our operations are generating sufficient cash to support the distributions that we are paying, as opposed to returning capital to our partners. Because operating surplus is a cumulative concept (measured from our initial public offering (IPO) date and compared to cumulative distributions from the IPO date), we use the term distributable cash flow to approximate operating surplus on a quarterly or annual, rather than a cumulative, basis. As a result, distributable cash flow is not necessarily indicative of the actual cash we have on hand to distribute or that we are required to distribute.

We use the coverage ratio to reflect the relationship between our distributable cash flow and the total distribution declared. We have also provided the ratio of net income attributable to partners, the most directly comparable GAAP measure to distributable cash flow, to the total distribution declared.

Table Page 8